Exhibit 10.10
FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), dated as of                     , 2007, is entered into by and between Transportadora de Protección y Seguridad, S.A. de C.V. (the “Company”) as employer, herein represented by                      and Mr. Enrique Herrera (the “Executive”), as employee, on his own right, pursuant to the following:
REPRESENTATIONS
I. The Company hereby represents that it is a corporation duly organized and existing pursuant to Mexican Law with an address at Francisco I. Madero No. 234, Fracc. Industrial El Lechugal, Santa Catarina, N.L. 66376, and is engaged in the business of vehicle armoring, sale and leasing of armored vehicles and preventing and correcting maintenance of armored vehicles, among others.
II. Up until                     , 2007 [closing date of the Stock Purchase Agreement], the Executive was the owner of the Company and its sole director, and on such date he sold all of its shares of stock in the Company to an unrelated party. Consequently, the Executive acknowledges that: (a) heretofore he has not been subordinated to the Company in any way whatsoever, and (b) the employment relationship with the Company, for all legal purposes, will start on the date of execution of this Agreement.
III. The Company needs to hire a person with the experience, knowledge and abilities required for the position of general manager, during the period from the date hereof through                     , 200___, during which time the Company needs the Executive’s services to identify, hire and train a new general manager for the Company, as well as to manage the day-to-day operations of its business.
IV. The Executive hereby represents that he has the necessary capacity and expertise required by the Company to render the services required by the Company, as set forth above, and is available to take up the position immediately upon execution of this Agreement and to discharge it through                     , 20___.
IN VIEW OF THE FOREGOING, the parties execute this Agreement pursuant to the following:
SECTIONS
SECTION 1. Description of Personal Services
1.1 Position. The Executive hereby agrees to render his personal services to the Company in the position of general manager, which position the Executive agrees to perform at all times with the utmost diligence and efficiency. The Executive shall, except

Exhibit 10.10
during periods of vacation, sick leave or other duly authorized leave of absence, devote substantially all his business time, attention, skill and energy to the Company and will cooperate fully with the board of directors and senior management of the Company in the advancement of the best interests of the Company. However, the Executive shall be free to engage in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties and obligations under this Agreement (the “Permitted Activities”).
1.2 Functions and Duties. The Executive’s main duties shall include, but not be limited to, all the activities, duties and responsibilities which are generally necessary or incidental to the position of general manager until the Company finds, hires and train a new general manager, which process will take approximately 24 months from the date of this Agreement. During the term of this Agreement, the Executive’s duties shall include but not be limited to managing the day-to-day operations of the Company’s business, subject to the supervision of the board of directors of the Company and of any individual designated by same. In addition, the Executive shall also perform any other activity connected or related to his main duties, even though said activities may be required to be performed outside of the workplace. The Executive understands and agrees that he may be required to work together and coordinate efforts with other companies or affiliates of the Company. The Executive acknowledges and expressly agrees, however, that he is not and will not become, under any circumstance, an executive or employee of any entity other than the Company, whether or not affiliated with the Company, and expressly acknowledges that the only existing relationship is with the Company.
1.3 Additional Functions. It is expressly agreed and understood that the Executive will only and exclusively report to the Company’s board of directors, that the above listing of functions, duties and responsibilities is not exhaustive, and that the Executive must comply with all other functions, duties and responsibilities, limitations or instructions given by the Company from time to time or which are derived from, or related to, this Agreement. The Executive acknowledges that the Company has the right to modify, at its discretion, the functions, duties and responsibilities of the Executive, provided that said modifications do not adversely affect the nature of the Executive’s position.
1.4 Observance of Laws and Company’s Policies/Foreign Corrupt Practices Act. The Executive expressly agrees to adhere to all of the Company’s professional conduct and ethical business practices and work standards while on duty and to comply with all applicable Mexican laws and regulations. In addition, the Executive further expressly agrees that, during the Term (as defined in Section 16 below), he shall comply with the Foreign Corrupt Practices Act, a copy of which has been delivered to him simultaneously with the execution of this agreement.
SECTION 2. Exclusivity of Services
The Executive expressly agrees that, he will render his services exclusively to the Company and expressly acknowledges that the Executive’s only existing employment

Exhibit 10.10
relationship is with the Company as of the date of execution of this Agreement. For the duration of this Agreement, the Executive agrees that he shall not undertake, whether for compensation or for no compensation, either directly or indirectly (through any third parties, be it individuals or legal entities), activities similar or analogous to those contemplated in this Agreement, or those which are undertaken by the Company, for parties other than the Company, unless otherwise specifically instructed by the Company and except for the Executive’s current positions in the Permitted Activities set forth in Section 1.1 above. Furthermore, the Executive agrees not to invest in or acquire an interest, shares and/or participation, directly or indirectly, in companies, entities, assets, enterprises, business, ventures and/or institutions which conduct activities analogous or similar to those contemplated in this Agreement or those which constitute the corporate purposes of the Company, whether as owner, part-owner, stockholder, partner, director, officer, trustee, representative, agent, consultant or in any other capacity, on the Executive’s own behalf or on behalf of any corporation, partnership or other business organization, or recruit, or otherwise solicit or induce a person who is an employee or consultant of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.
SECTION 3. Confidential Employee
Considering the confidential nature of the work to be performed by the Executive, and that the legal requirements therefore are met, both parties acknowledge and agree that the Executive is, and for all legal purposes, shall be considered as a confidential employee.
SECTION 4. Profit Sharing
The Executive understands and expressly agrees that given that he is the employee of the highest level in the Company, he shall have no right to share in the Company’s profits, in accordance with Article 127 (I) of the Federal Labor Law. Therefore, the Executive will have no right to claim any additional payment on account of profit sharing.
SECTION 5. Workplace
Both parties agree that the place where the Executive shall provide his services will be the Company’s address set forth above. The Company and the Executive may mutually agree on the relocation of the Executive to any area within the Republic of Mexico or abroad according to the Company’s needs.
SECTION 6. Work Schedule
The Executive’s work schedule shall be 40 hours per week, to be allocated by the Executive along a five-day week in accordance with the needs of the Company, so as to attain the greatest use of the human and material resources of the Company and to allow the Executive to enjoy Saturday and Sunday as days of rest. The Executive and the Company may mutually agree to modify said work schedule or the form of allocation of working hours, in accordance to the Company’s needs, without liability for the Company, since the Executive expressly agrees that his work schedule will be variable.

Exhibit 10.10
Due to the nature and the duties to be performed by the Executive, he shall not be subject to any attendance control.
SECTION 7. Compensation
7.1 Monthly Salary. Both parties agree that the Executive’s salary will be variable according to the following terms. The Executive shall receive, while the Agreement is in effect, as compensation for the services rendered and the obligations assumed hereunder, according to section 83 of the Federal Labor Law, a gross monthly salary equivalent to a 6% commission of the armoring portion of the selling price for any vehicle sales which the Executive is personally responsible for bringing about. Additionally, the Company will pay the Executive the equivalent to a 6% of the selling price of any spare part, repair and rentals for which the Executive is personally responsible for bringing about. The Company guarantees that the Executive shall receive at least a gross minimum monthly amount of US$12,500 as compensation, if the aggregate of all compensation payable to the Executive in any specific month, as provided above, are less than such sum, the Company shall pay the difference to the Executive up to, but no exceeding than, US$12,500.
7.2 Method of Payment. Such compensation shall be payable in monthly installments, in arrears, on the fifteenth and on the last day of every month (hereinafter a “Payday”). In the event that a Payday is not a business day in Mexico, then the compensation shall be paid on the preceding business day. Both parties expressly agree that the Executive’s compensation will be reviewed by the Company no later than December 31 of each year, to determine in its sole discretion whether any increase thereof is warranted.
7.3 Executive’s Bank Account. The Executive expressly agrees that the Company may pay the compensation by depositing his salary and any other amounts in the bank account designated by the Executive, after all applicable withholdings, taxes and reductions are effected.
7.4 Currency of Payment. It is expressly agreed between the parties hereto that all payments to be made by the Company to the Executive, including all payments of compensation provided for in this Agreement, will be made in Mexican pesos and shall be paid at the official rate of exchange in effect at the time payment is made, unless otherwise agreed in writing by both parties.
SECTION 8. Weekly Rest
The Executive shall be entitled to two paid days-of-rest per week, which shall be determined by the Company according to its needs. Said rest days will normally be Saturdays and Sundays, though they can be modified if the Company’s needs so require. The parties agree that the compensation for such days of rest is included in the compensation contemplated in Section 7 above, since said compensation represents the total monthly compensation to the Executive.

Exhibit 10.10
SECTION 9. Mandatory Days Off
The Executive shall have the right to enjoy the mandatory holidays provided in Article 74 of the Federal Labor Law, with the salary for such holidays also included in the salary set forth above, since said salary represents the total monthly compensation to the Executive.
SECTION 10. Vacations
The Executive will be entitled to enjoy an annual vacation period of 20 days during each full calendar year of this Agreement (prorated for partial calendar years); said days will be distributed during the year and determined according to the Company’s needs. It is expressly understood that such days shall not accumulate each year in any manner. Should the Executive not enjoy said days in each period, he may not claim such days afterwards, since the term for exercising such right will have elapsed. The Executive shall request said vacation period by written notice given to the Company’s board of directors at least two days in advance to the commencement of the vacation period. The salary for such period is also included within the gross monthly compensation set forth in Section 7 above. In addition, the Company shall pay a 25% vacation premium, calculated on the total amount of days of base salary that the Executive is entitled to receive for said vacation period.
SECTION 11. Overtime
The Executive is prohibited from working overtime, except with the prior consent of, and upon written instructions from the Company’s chairman of the board. If for any reason the Executive must work more hours than those included in the work schedule contemplated in Section 6 above, the Executive shall first obtain the Company’s written instructions and consent therefore; otherwise, no amount shall be paid to the Executive for any such overtime work.
SECTION 12. Christmas Bonus
The Executive shall enjoy a Christmas bonus equivalent to 15 days’ base salary, payable no later than the twentieth day of December each year, pursuant to Article 87 of the Federal Labor Law.
SECTION 13. The Executive’s Receipt
On each Payday, the Executive agrees to issue to the Company a receipt covering the total amount of the compensation earned up through that date. The Executive acknowledges and expressly agrees that the signature of said receipt shall be deemed as an acknowledgment by the Executive that the compensation so received covers the work performed theretofore, without any right by the Executive to later require the payment of any accrued benefits in arrears for the respective period. The signing of said receipt shall constitute a full release for the Company of all salary and all other accrued benefits in arrears for the respective period to which the Executive may have been

Exhibit 10.10
entitled for the services performed through that date. regardless of whether the receipt omits a statement to that effect.
SECTION 14. Confidentiality
14.1 The Executive understands that (a) prior to the date hereof, he has had access to information and materials relating to the Company, and (b) after the date hereof, before, and during the course of his employment hereunder, he may have access to information and materials relating to the Company, as well as other information and materials, not generally known in the trade that the Company considers proprietary, confidential and to contain trades secrets. Such information and materials (“Confidential Information”) may include any information relating to contractual negotiations, work-in-process, product plans, customer lists, supplier contacts, computer programs, algorithms, systems, business or financial affairs, methods of operation, transactions, internal controls or security procedures, of either the Company, any of its affiliates, or any existing or prospective vendor or customer of the Company or any of its affiliates. Furthermore, the Executive understands that Confidential Information may be such regardless of whether such information and materials were furnished to the Executive by the Company or any of its affiliates or developed in connection with or as a result of the Executive’s performance of services for the Company.
14.2 The Executive agrees during the course of his employment hereunder and following termination thereof: (a) to treat all Confidential Information as strictly confidential (b) not to disclose it or allow it to he disclosed to anyone not having a “need to how” it on behalf of the Company, and not to anyone outside of the direct employ of the Company, without the prior written consent of the Chairman of the Board of Directors of the Company; (c) not to use any Confidential Information except as required for the performance of his duties for the Company; (d) not to copy any documents or media containing any Confidential Information, or remove them from the premises of the Company or premises where the Company is performing services, except as required in the performance of his duties for the Company, in which event the Executive shall, at all times, take all reasonable measures to prevent the disclosure or non-authorized use of such Confidential Information. In the event the Executive shall copy any such documents or media as may be permitted in accordance with the foregoing, the copyright and other proprietary notices of the Company shall be faithfully reproduced in all such copies. The Executive further agrees to pre-clear with the Company any scholarly, educational or technical publications or lectures written or prepared by him during the employment period or within six months thereafter pertaining in any manner to his duties for or the research and development of the Company.
14.3 After cessation of the Executive’s employment hereunder, the Executive will promptly return to the Company any and all documents, media and other materials in tangible form containing any Confidential Information, without retaining any copies thereof whatsoever, together with any and all other property and keys of the Company, within his possession or control.

Exhibit 10.10
14.4 Executive agrees to comply with all security procedures of the Company including, without limitation, those regarding computer security and passwords; not to access any computer of the Company, or of any client or vendor of the Company or any of its affiliates, except as authorized; and not to access any such computers in any manner after the cessation of the Executive’s employment hereunder. The Executive agrees to advise the Company promptly in the event he learns of any such violation or unauthorized entry by others of any unauthorized use, reproduction of, or tampering with the software, or other research and development materials or equipment, of the Company or any of its affiliates by others.
14.5 Attached here to as Exhibit A is a complete list of all inventions discoveries, writings, developments, materials, techniques and development tools predating the Executive’s employment with the Company (“Pre-existing Executive Developments”) in which the Executive claims any intellectual property rights, and the Executive warrants and agrees that (a) except as so listed, there are no such Pre-existing Executive Developments, and (b) the Executive does not claim any intellectual property rights in any of the Company’s assets. The Executive shall not use any of his own such Pre-existing Executive Developments in connection with any work for the Company without prior disclosure thereof to the Company and the Company’s prior written consent, and the Company shall in any event have a perpetual, royalty-free right to use, modify and distribute the same as component of and/or to support the products of the Company and shall have ownership of all derivative works and/or improvements conceived, implemented or prepared by others based thereon.
14.6 The Executive acknowledges and agrees that all business opportunities (in any way related to the then-existing or proposed business of the Company whether or not then known by the Executive) presented to the Executive during the employment period are and shall be owned by and belong exclusively to the Company, and the Executive shall (a) promptly disclose any such business opportunity to the Company and (b) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of such business opportunity.
SECTION 15. Training
The Company agrees to train the Executive or to cause the Executive to he trained, under the Company’s training and teaching plan and programs recorded with the competent labor authorities.
SECTION 16. Health Insurance
The Company will purchase a health insurance plan for the Executive, on the understanding that said insurance will be contracted by the Company with the insurance company of its choice.

Exhibit 10.10
SECTION 17. Incentive Programs.
The Company in its sole discretion may determine incentives in order to motivate the Executive, by offering premiums, commissions, additional compensation or bonuses. In any such case, the Company at its sole discretion shall fix the amount of any such premium, commission, compensation or bonus and shall also determine when and under what conditions the Executive shall be entitled to receive the same.
The Company assumes no obligations whatsoever with respect to the above, since the granting of such incentives shall be discretionary for the Company; therefore, the Company may or may not establish any of the incentive plans above described. Accordingly, the Company at its sole discretion, may or may not modify, increase or reduce as well as cancel any such plan, in which case the Executive shall not be entitled to any such payment or compensation. The Executive hereby agrees with the contents of this section and acknowledges the Company’s right to amend in any way the referred incentive plans, if the Company so chooses.
SECTION 18. Term
18.1 The term (the “Term”) of this Agreement shall commence on the date of execution hereof and shall end on                     , 200___. From and after                     , 200___, this Agreement shall automatically and legally terminate, thereby terminating any employment relationship between the Company and the Executive.
18.2 This Agreement is for a definite term and may only be suspended, rescinded or terminated as provided by the Mexican Federal Labor Law, by the mutual agreement of the parties hereto or as provided hereunder.
18.3 Both parties agree that the Company will have the discretionary right to evaluate at any time the performance of the Executive pursuant to the conditions and requirements that the commercial transactions and day-to-day operations of the Company’s business requires. Therefore, the parties hereto agree that the Executive’s failure to fulfill his obligations hereunder would be a justified cause for termination (“Cause”). Notwithstanding anything contained herein, the parties hereto agree that the Company has the right to terminate the Executive without Cause or if the Executive is deemed “disabled” under applicable Mexican law, provided that, in each case, the Company pays the Executive any severance payments that are required to be paid to him under applicable Mexican law as a result of his termination hereunder due to such reason, calculated as of the date of this Agreement.
SECTION 19. Governing Law and Statutory Arbitration
Both parties agree that, except as provided for herein, the provisions of the Mexican Federal Labor Law shall apply. The parties expressly submit to the jurisdiction of the Local Conciliation and Arbitration Board for                      in connection with any dispute arising in connection with the interpretation, enforcement of, and compliance with this Agreement.

Exhibit 10.10
SECTION 20. Expenses Reimbursement
All costs and expenses incurred by the Executive in the performance of this Agreement including all transportation, lodging and representation expenses, shall be paid by the Company, so long as the Company has given the Executive written approval prior to the incurrence of the expenses in accordance with the Company’s policies and so long as the Executive presents the Company with the corresponding receipts.
SECTION 21. Other Agreements
This Agreement prevails over, and supersedes, any other agreement entered in the past, orally or in writing, between the Company and the Executive for the services of the Executive.
SECTION 22. Conflicts of Interest
The Executive specifically represents to the Company that he has the full and complete right and authority to enter into this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any entity or other person which would conflict in any manner whatsoever with any of the Executive’s duties or obligations to the Company pursuant to this Agreement, that he is not in possession of any document or other tangible property of any other person of a confidential or proprietary nature which would conflict in any matter whatsoever with any of the Executive’s duties or obligations to the Company pursuant to this Agreement. The Executive is fully ready, willing and able to perform each and all of the Executive’s duties and obligations to the Company pursuant to this Agreement.
SECTION 23. No waiver
No omission, delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights.
SECTION 24. Recitals
The Executive warrants that the representations contained in this Agreement as they relate to the Executive are true and accurate representations and form an integral part of this Agreement.
SECTION 25. Independent Legal Advice; Assignment
25.1 The Executive acknowledges that he has been advised to obtain, and that he has obtained, independent legal advice with respect to this Agreement and that he understands the nature and legal consequences of this Agreement.
25.2 The Executive may not assign or delegate, in whole or in part, any of his rights, duties, or covenants under this Agreement.

Exhibit 10.10
SECTION 26. Withholding of Taxes and Other Deductions
Any payments to the Executive pursuant to the terms of this Agreement shall he reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other applicable laws and regulations.
SECTION 27. Amendment
This Agreement may be amended only by a written document signed by the parties hereto.
SECTION 28. Representations by the Company
For purposes of the Federal Labor Law, the Company represents that it is a business corporation duly incorporated according to the laws of Mexico, engaged in the business of vehicle armoring, sale and leasing of armored vehicles and preventing and correcting maintenance of armored vehicles, among others; that its principal place of business is                                         . In turn, the Executive represents that he is a Mexican national, of ___years of age, married, and that his address is                                                                                                                                                                          .
SECTION 29. Prevailing Language.
This Agreement has been executed in both English and Spanish; in case of any conflict, the Spanish version shall prevail.
     IN WITNESS WHEREOF, the parties having read and being well aware of its contents and legal force have executed this Agreement on the date first above written, in the presence of the undersigned witnesses.

	THE “COMPANY”	THE “EXECUTIVE”

By:

	Mr(s).	Mr. Enrique Herrera
Legal Representative

	WITNESS	WITNESS